UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           JETBLUE AIRWAYS CORPORATION
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    477143101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 477143101                                         Page 2 of 10 Pages




1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QUANTUM INDUSTRIAL PARTNERS LDC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                        9,536,138
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
  Person                                         9,536,138
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    9,536,138

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [X]

11       Percent of Class Represented By Amount in Row (9)

                                    15.0%**

12       Type of Reporting Person (See Instructions)

                                    OO; IV

----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                 SCHEDULE 13G
CUSIP No 477143101                                            Page 3 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT INVESTOR, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                        9,536,138
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
  Person                                         9,536,138
  With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    9,536,138

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [X]

11       Percent of Class Represented By Amount in Row (9)

                                    15.0%**

12       Type of Reporting Person (See Instructions)

                                    PN; IA
----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                  SCHEDULE 13G
CUSIP No 477143101                                           Page 4 of 10 Pages




1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          9,536,138
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                          0
    Each
Reporting                   7             Sole Dispositive Power
  Person                                           9,536,138
   With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    9,536,138

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [X]

11       Percent of Class Represented By Amount in Row (9)

                                    15.0%**

12       Type of Reporting Person (See Instructions)

                                    OO
----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                  SCHEDULE 13 G
CUSIP No 477143101                                            Page 5 of 10 Pages




1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SOROS FUND MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                        9,536,138
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
  Person                                         9,536,138
  With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    9,536,138

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [X]

11       Percent of Class Represented By Amount in Row (9)

                                    15.0%**

12       Type of Reporting Person (See Instructions)

                                    OO; IA
----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                  SCHEDULE 13G
CUSIP No 477143101                                            Page 6 of 10 Pages




1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SFM DOMESTIC INVESTMENTS LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                        4,764,337
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
  Person                                         4,764,337
  With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    4,764,337

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [X]

11       Percent of Class Represented By Amount in Row (9)

                                    7.5%**

12       Type of Reporting Person (See Instructions)

                                    OO
----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                  SCHEDULE 13 G
CUSIP No 477143101                                           Page 7 of 10 Pages




1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  GEORGE SOROS (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                        14,300,475
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                         0
  Each
Reporting                   7             Sole Dispositive Power
  Person                                         14,300,475
  With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    14,300,475

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    22.4%**

12       Type of Reporting Person (See Instructions)

                                    IA
----------------------------
** This percentage has been revised solely to give effect to the Issuer's three-for-two stock split effective as of December 12, 2002.

                                                             Page 8 of 10 Pages

     This Amendment No. 1 to Schedule 13G relates to shares of Common Stock, $0.01 par value per share (the "Shares"), of JetBlue Airways Corporation (the "Issuer"). This Amendment No. 1 amends the initial statement on Schedule 13G, dated February 14, 2003 (the "Initial Statement"), filed by the Reporting Persons. This Amendment No. 1 is being filed by the Reporting Persons solely to correct the percent of Shares reported to be beneficially owned ("Share Percentage") by each of the Reporting Persons in the Initial Statement to account for the Issuer's three-for-two stock split that was consummated on December 12, 2002 (the "Stock Split"). The Initial Statement reported Share Percentage amounts for each of the Reporting Persons based upon an outstanding number which did not give effect to the Stock Split. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 4(b).        Percent of Class:

                    (i)  The number of Shares of which each of QIP,  QIHMI,  QIH
                         Management and SFM LLC may be deemed to be the beneficial owner constitutes approximately 15.0% of the total number of Shares outstanding based on 63,784,462 Shares outstanding as disclosed in the Issuer's annual report on Form 10-K for the fiscal year ended December 31, 2002 (Commission File Number 000-49728).

                    (ii) The number of Shares of which SFM Domestic  Investments may be deemed to be the beneficial owner constitutes approximately 7.5% of the total number of Shares outstanding based on 63,784,462 Shares outstanding as disclosed in the Issuer's annual report on Form 10-K for the fiscal year ended December 31, 2002 (Commission File Number 000-49728).

                    (iii)The  number of Shares of which Mr.  Soros may be deemed to be the beneficial owner constitutes approximately 22.4% of the total number of Shares outstanding based on 63,784,462 Shares outstanding as disclosed in the Issuer's annual report on Form 10-K for the fiscal year ended December 31, 2002 (Commission File Number 000-49728).

                                                            Page 9 of 10 Pages


                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 21, 2003           QUANTUM INDUSTRIAL PARTNERS LDC


                                   By: /s/ Richard D. Holahan, Jr.
                                       -----------------------------------------
                                       Richard D. Holahan, Jr.
                                       Attorney-in-Fact

Date:  February 21, 2003           QIH MANAGEMENT INVESTOR, L.P.

                                   By: QIH Management LLC,
                                       its General Partner

                                   By: Soros Private Funds Management LLC,
                                       its Managing Member

                                   By  George Soros,
                                       Its Sole Member


                                   By: /s/ Richard D. Holahan, Jr.
                                       -----------------------------------------
                                       Richard D. Holahan, Jr.
                                       Attorney-in-Fact

Date:  February 21, 2003           QIH MANAGEMENT LLC

                                   By: Soros Private Funds Management LLC,
                                       its Managing Member

                                   By: George Soros,
                                       Its Sole Member


                                   By: /s/ Richard D. Holahan, Jr.
                                     -------------------------------------------
                                     Richard D. Holahan, Jr.
                                     Attorney-in-Fact

Date:  February 21, 2003           SOROS FUND MANAGEMENT LLC


                                   By: /s/ Richard D. Holahan, Jr.
                                      ------------------------------------------
                                      Richard D. Holahan, Jr.
                                      Assistant General Counsel

                                                             Page 10 of 10 Pages


Date:  February 21, 2003           SFM DOMESTIC INVESTMENTS LLC

                                   By   George Soros,
                                        Its Managing Member


                                   By: /s/ Richard D.Holahan, Jr.
                                       -----------------------------------------
                                        Richard D. Holahan, Jr.
                                        Attorney-in-Fact

Date:  February 21, 2003           GEORGE SOROS


                                   By:  /s/ Richard D. Holahan, Jr.
                                        ----------------------------------------
                                        Richard D. Holahan, Jr.
                                        Attorney-in-Fact